Exhibit 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700
BREEZE-EASTERN REPORTS FISCAL 2010
SECOND QUARTER RESULTS
Union, New Jersey – October 28, 2009 – Breeze-Eastern Corporation (NYSE Amex: BZC) today reported that net income for the 2010 fiscal second quarter was $654 thousand or $.07 per diluted share versus $462 thousand or $.05 per diluted share in the prior year period, reflecting an increase in net income of 42%, after excluding a pretax charge of $551 thousand in the fiscal second quarter of 2009 relating to the refinancing of the Company’s debt. Operating income for the second quarter of fiscal 2010 increased 17% to $1.4 million from $1.2 million for the prior year period. Sales of $16.4 million in the second fiscal quarter of 2010 represented an increase of 13% compared to the $14.5 million in the prior year period. Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release, for the second quarter of fiscal 2010 increased 16% to $1.9 million from $1.6 million in the prior year period. New orders received during the 2010 fiscal second quarter were $19.0 million compared to $18.4 million in the 2009 fiscal second quarter. The Company’s book-to-bill ratio for the fiscal 2010 second quarter was 1.2 compared with 1.3 for last year’s fiscal second quarter.
For the six month period ended September 27, 2009, the Company reported net income of $1.0 million or $.11 per diluted share versus $1.2 million or $.13 per diluted share for the first six months of fiscal 2009, excluding the pretax charge of $551 thousand relating to the refinancing of the Company’s debt in the prior year period. Operating income for the first six months of fiscal 2010 was $2.5 million versus $3.0 million for the first six months of fiscal 2009. Sales for the first six months of fiscal 2010 increased to $29.8 million from $28.5 million for the same period last year. Adjusted EBITDA was $3.3 million for the first six months of fiscal 2010 versus $3.7 million for the prior year period. New orders received during the first six months of fiscal 2010 were $34.6 million compared to $41.4 million for the prior year period. The book-to-bill ratio for the first six months of fiscal 2010 was 1.2 versus 1.5 in the first six months of fiscal 2009.
Robert L. G. White, President and Chief Executive Officer of the Company, said, “The book-to-bill ratio of 1.2 for the second quarter and first six months of fiscal 2010 is a positive sign that our business is sustaining its growth in booking new orders. However, we continue to experience delays in receiving customer orders that we expected to process and ship in the first
700 Liberty Avenue • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation — October 28, 2009 Second Quarter Earnings Release	Page 2 of 5
six months of fiscal 2010. The increase in operating income and Adjusted EBITDA for the second fiscal quarter of 2010 was attributable primarily to increased sales volume as the gross margin was 36% for the quarter versus 40% for the same period in fiscal 2009. Unfavorable performance mix in the cost of new production in the hoist and winch operating segment as well as shipment of products with some downward pricing revisions to meet certain competitive market situations were contributing factors in the decrease in gross margins. We expect to experience this margin compression again in the fiscal third quarter with a return to more normalized margins in the fiscal fourth quarter.”
Mr. White continued, “For the second quarter of fiscal 2010, our general, administrative and selling expenses decreased slightly compared to the second quarter of fiscal 2009. Our debt, net of cash on hand at September 27, 2009, was $20.7 million, an increase of $2.0 million from the end of fiscal 2009. The increase was due to a build up of inventory levels due to the order delays mentioned above as well as preparation for the relocation to the new facility scheduled for the fiscal fourth quarter. Working capital decreased to $31.8 million in the second quarter of fiscal 2010 from $32.3 million in the fiscal fourth quarter of 2009. The Company also experienced a decrease in interest expense of $0.2 million in the 2010 fiscal second quarter versus the same period last year, which was attributable to the placement of a new senior credit facility during the second quarter of fiscal 2009 and lower debt levels. The backlog of $135.8 million at the end of the second fiscal quarter of 2010 reflects an increase of $4.8 million from $131.0 million at the end of fiscal 2009 as we continue to have a book-to-bill ratio in excess of 1.0.”
Outlook
Mr. White concluded, “As we have previously disclosed, over the past six months we have seen indications of a slowdown in our industry due to, among others, a resetting of customer procurement priorities, resulting in delays in shipment of certain of our products. We are experiencing these delays despite increasing bid and proposal activity. For example, we have received communications from the Airbus program team indicating that shipments relating to the Airbus A400M military transport aircraft are likely to commence in calendar 2012 rather than the contractually scheduled commencement date of late calendar 2009. This is not expected to have a material effect on the anticipated operating results for fiscal 2010. In addition, our relocation to the Whippany, N.J. site, which we had previously expected to complete in the fiscal third quarter, is now scheduled to take place in the fiscal fourth quarter. This delay is due to the requirements of the permitting process at the new location. Although we expect the shipment levels in the last half of fiscal 2010 to continue the pattern shown in recent years of being substantially higher than those in the first half, the delay in receiving certain specific orders coupled with the rescheduling of our relocation to the fiscal fourth quarter will negatively impact our full fiscal 2010 operating results. At this point we expect the sales and Adjusted EBITDA for fiscal 2010 to be lower than the fiscal 2009 levels. Our targeted debt reduction for fiscal 2010 is in the area of $3 million to $4 million. As I mentioned above, the book-to-bill ratio for the first six months of fiscal 2010 is in excess of 1.0 and we expect it to be above 1.0 for the rest of the year. A book-to-bill ratio in excess of 1.0 is potentially indicative of the outlook for continued overall growth in our sales.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, which employs approximately 180 people at its facility in Union, New Jersey, reported sales of $75.4 million in the fiscal year ended March 31, 2009.

Breeze-Eastern Corporation — October 28, 2009 Second Quarter Earnings Release	Page 3 of 5
Non–GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense, gain on sale of facility and loss on extinguishment of debt, and relocation expense). These are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; interest rate trends; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government or other customers; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and quarterly report on Form 10-Q for the period ended June 28, 2009.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — October 28, 2009 Second Quarter Earnings Release	Page 4 of 5
BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Six Months Ended
	9/27/09	9/28/08	9/27/09	9/28/08
Net sales	$16,408	$14,507	$29,770	$28,475
Cost of sales	10,445	8,637	18,573	16,583

Gross profit	5,963	5,870	11,197	11,892

General, administrative and selling expenses	4,516	4,636	8,726	8,863
Relocation expense	51	—	189	—
Interest expense	201	385	409	824
Other expense-net	67	51	128	88
Loss on extinguishment of debt	—	551	—	551

Income before income taxes	1,128	247	1,745	1,566

Provision for income taxes	474	104	733	658

Net income	$654	$143	$1,012	$908

Basic earnings per share:
Net income	$0.07	$0.02	$0.11	$0.10

Diluted earnings per share:
Net income	$0.07	$0.02	$0.11	$0.10

Weighted average basic shares	9,389,000	9,348,000	9,377,000	9,344,000
Weighted average diluted shares	9,394,000	9,413,000	9,388,000	9,411,000
BALANCE SHEET INFORMATION

	9/27/09	3/31/09
Current assets	$50,717	$49,905
Property – net	5,374	3,859
Other assets	22,559	22,941

Total assets	$78,650	$76,705

Current portion of long-term debt and short term borrowings	$5,686	$3,286
Other current liabilities	13,213	14,297

Total current liabilities	18,899	17,583
Long-term debt	16,429	18,071
Other non-current liabilities	8,628	7,724
Stockholders’ equity	34,694	33,327

Total liabilities and stockholders’ equity	$78,650	$76,705

Breeze-Eastern Corporation — October 28, 2009 Second Quarter Earnings Release	Page 5 of 5
Reconciliation of Reported Income to Adjusted EBITDA

	Three Months Ended		Six Months Ended
	9/27/09	9/28/08	9/27/09	9/28/08
Net sales	$16,408	$14,507	$29,770	$28,475
Cost of sales	10,445	8,637	18,573	16,583

Gross Profit	5,963	5,870	11,197	11,892

General, administrative and selling expenses	4,516	4,636	8,726	8,863

Operating income	1,447	1,234	2,471	3,029
Add back: depreciation and amortization	409	372	794	700

Adjusted EBITDA	$1,856	$1,606	$3,265	$3,729

Net income	$654	$143	$1,012	$908
Provision for income taxes	474	104	733	658
Depreciation and amortization	409	372	794	700
Relocation expense	51	—	189	—
Interest expense	201	385	409	824
Other expense-net	67	51	128	88
Loss on extinguishment of debt	—	551	—	551

Adjusted EBITDA	$1,856	$1,606	$3,265	$3,729

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